For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Announces Private Placement
of its Common Stock by Selling Shareholders

Woodbury, NY, August 4, 2005 - Delta Financial Corporation (Amex: DFC) today announced the pricing of a private placement of 2,000,000 shares of its common stock at a price of $8.69 per share between and among two trusts controlled by the Miller family and a member of the Miller family, and a combination of new and existing institutional investors. The Company will not receive any of the proceeds from this transaction, nor will it incur any expenses. After the closing, the Miller family will continue to be Delta’s largest shareholder, owning more than 37 percent of the Company’s outstanding shares. The closing of the transaction is expected to occur on August 8, 2005, subject to the satisfaction of closing conditions. JMP Securities LLC acted as the placement agent for the two trusts and the Miller family member.

The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the common stock promptly after closing.

This transaction facilitates the Company’s compliance with the Federal tax rules (applicable to the Company’s Real Estate Investment Trust subsidiary), which, as previously disclosed in the Company’s first quarter Report on Form 10-Q, provides generally that five or fewer stockholders may not own more than 50 percent of the Company’s common stock.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company
Founded in 1982, Delta Financial Corporation is a nationwide specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 29 states.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risks and uncertainties. Forward-looking statements relate to, among other things, the planned closing of the private placement, and our plans to maintain the qualification of our subsidiary as a Real Estate Investment Trust (“REIT”) under applicable tax laws. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the satisfaction of the closing conditions for the private placement, and the satisfaction of the tax regulations relating to the qualification of our subsidiary as a REIT, including the applicable income, asset and ownership tests. We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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